Exhibit 99.1

Key Financial Data

$ millions for all balance sheet and income statement items	3Q19	2Q19	3Q18

Income Statement Data
Net income available to common shareholders	$530	$427	$421
Net interest income (U.S. GAAP)	1,242	1,245	1,043
Net interest income (FTE)(a)	1,246	1,250	1,047
Noninterest income	740	660	563
Noninterest expense	1,159	1,243	972
Per Share Data
Earnings per share, basic	$0.72	$0.57	$0.62
Earnings per share, diluted	0.71	0.57	0.61
Book value per share	27.32	26.17	21.70
Tangible book value per share(a)	21.06	20.03	17.94
Balance Sheet & Credit Quality
Average portfolio loans and leases	$109,541	$110,095	$93,192
Average deposits	125,206	124,345	104,666
Net charge-off ratio(b)	0.36%	0.29%	0.30%
Nonperforming asset ratio(c)	0.47	0.51	0.48
Financial Ratios
Return on average assets	1.28%	1.08%	1.22%
Return on average common equity	10.7	9.1	11.4
Return on average tangible common equity(a)	14.2	12.3	13.8
CET1 capital(d)(e)	9.56	9.57	10.67
Net interest margin(a)	3.32	3.37	3.23
Efficiency(a)	58.4	65.1	60.4

Other than the Quarterly Financial Review tables commentary is on a fully taxable-equivalent (FTE) basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a taxable-equivalent basis, net interest income, net interest margin, net interest rate spread, total revenue and the efficiency ratio are provided on an FTE basis.

(1)Adjusted return metrics are non-GAAP measures; see discussion on non-GAAP and Reg G. reconciliation beginning on page 18; ROTCE excludes accumulated other comprehensive income (“AOCI”).

Income Statement Highlights
($ in millions, except per share data)	For the Three Months Ended			% Change
	September	June	September
	2019	2019	2018	Seq	Yr/Yr
Condensed Statements of Income
Net interest income (NII)(a)	$1,246	$1,250	$1,047	-	19%
Provision for credit losses	134	85	84	58%	60%
Noninterest income	740	660	563	12%	31%
Noninterest expense	1,159	1,243	972	(7%)	19%
Income before income taxes(a)	$693	$582	$554	19%	25%

Taxable equivalent adjustment	4	5	4	(20%)	-
Applicable income tax expense	140	124	114	13%	23%
Net income	$549	$453	$436	21%	26%
Less: Net income attributable to noncontrolling interests	-	-	-	NM	NM
Net income attributable to Bancorp	$549	$453	$436	21%	26%
Dividends on preferred stock	19	26	15	(27%)	27%
Net income available to common shareholders	$530	$427	$421	24%	26%
Earnings per share, diluted	$0.71	$0.57	$0.61	25%	16%

Fifth Third Bancorp (Nasdaq: FITB) today reported third quarter 2019 net income of $549 million compared to net income of $436 million in the year-ago quarter. Net income available to common shareholders was $530 million, or $0.71 per diluted share, compared to $421 million, or $0.61 per diluted share in the year-ago quarter. Prior quarter net income was $453 million and net income available to common shareholders was $427 million, or $0.57 per diluted share.

Diluted earnings per share impact of certain items
(after-tax impacts(f); $ in millions, except per share data)

Merger-related expenses	($22)
Valuation of Visa total return swap	($8)
After-tax impact(f) of certain items	($30)

Average diluted common shares outstanding (thousands)	736,086

Diluted earnings per share impact	($0.04)

Net Interest Income
(FTE; $ in millions)(a)	For the Three Months Ended			% Change
	September	June	September
	2019	2019	2018	Seq	Yr/Yr
Interest Income
Interest income	$1,629	$1,641	$1,319	(1%)	24%
Interest expense	383	391	272	(2%)	41%
Net interest income (NII)	$1,246	$1,250	$1,047	-	19%
Adjusted NII(a)	$1,218	$1,232	$1,047	(1%)	16%

Average Yield/Rate Analysis				bps Change

Yield on interest-earning assets	4.34%	4.42%	4.07%	(8)	27
Rate paid on interest-bearing liabilities	1.41%	1.47%	1.20%	(6)	21

Ratios
Net interest rate spread	2.93%	2.95%	2.87%	(2)	6
Net interest margin (NIM)	3.32%	3.37%	3.23%	(5)	9
Adjusted NIM(a)	3.25%	3.32%	3.23%	(7)	2

Compared to the year-ago quarter, reported NII increased $199 million, or 19%. Excluding purchase accounting accretion of $28 million in the third quarter of 2019, adjusted NII increased $171 million, or 16%, reflecting an increase in interest earning assets, including the impact from the MB Financial acquisition. Compared to the year-ago quarter, reported NIM increased 9 bps, or 2 bps excluding purchase accounting accretion.

Compared to the prior quarter, reported NII decreased $4 million. Excluding purchase accounting accretion, adjusted NII decreased $14 million, or 1%, primarily reflecting lower short-term market rates and a decline in commercial & industrial (C&I) loans, partially offset by growth in the indirect secured consumer portfolio (predominantly indirect automobile) and lower deposit costs. Compared to the prior quarter, reported NIM decreased 5 bps. Excluding purchase accounting accretion, adjusted NIM decreased 7 bps, primarily reflecting lower short-term market rates, increased deposit balances resulting in elevated cash levels and higher day count, partially offset by continued improvement in indirect secured consumer yields (predominantly indirect automobile).

Noninterest Income
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2019	2019	2018	Seq	Yr/Yr
Noninterest Income
Service charges on deposits	$143	$143	$139	-	3%
Corporate banking revenue	168	137	100	23%	68%
Mortgage banking net revenue	95	63	49	51%	94%
Wealth and asset management revenue	124	122	114	2%	9%
Card and processing revenue	94	92	82	2%	15%
Other noninterest income	111	93	86	19%	29%
Securities gains (losses), net	5	8	(6)	(38%)	NM
Securities gains (losses), net - non-qualifying hedges on mortgage servicing rights	-	2	(1)	(100%)	NM
Total noninterest income	$740	$660	$563	12%	31%

Reported noninterest income increased $177 million, or 31%, from the year-ago quarter, and increased $80 million, or 12%, from the prior quarter. The reported results reflect the impact of certain items in the table below, in both the prior quarter and the year-ago quarter.

Noninterest Income excluding certain items

($ in millions)	For the Three Months Ended
	September	June	September
	2019	2019	2018
Noninterest Income excluding certain items
Noninterest income (U.S. GAAP)	$740	$660	$563
Valuation of Visa total return swap	11	22	17
GreenSky equity securities losses	-	-	8
Securities (gains), net (excluding GreenSky)	(5)	(8)	(2)
Noninterest income excluding certain items(a)	$746	$674	$586

Compared to the year-ago quarter, noninterest income excluding the items in the preceding table increased $160 million, or 27%. Compared to the prior quarter, noninterest income excluding the items in the preceding table increased $72 million, or 11%.

Compared to the year-ago quarter, service charges on deposits increased $4 million, or 3%, primarily driven by higher commercial deposit fees, partially offset by lower consumer deposit fees. Corporate banking revenue increased $68 million, or 68%, primarily driven by lease-related services revenue resulting from the MB Financial acquisition, as well as increases in lease remarketing revenue, corporate bond fees, and M&A advisory revenue. Mortgage banking net revenue increased $46 million, or 94%, primarily driven by higher mortgage originations of $3.4 billion, an increase of 81%. Wealth and asset management revenue increased $10 million, or 9%, primarily driven by higher personal asset management revenue.

Compared to the prior quarter, service charges on deposits were flat, as higher consumer deposit fees were offset by lower commercial deposit fees. Corporate banking revenue increased $31 million, or 23%, primarily driven by an increase in lease remarketing revenue, M&A advisory revenue, and corporate bond fees. Mortgage banking net revenue increased $32 million, or 51%, primarily driven by an improved gain on sale margin and a 17% increase in origination volumes. Wealth and asset management revenue increased $2 million, or 2%, primarily driven by higher personal asset management revenue and brokerage fees.

Other noninterest income results on a reported basis in the current and previous quarters were impacted by the Visa total return swap valuation adjustments. Excluding this item, other noninterest income of $122 million increased $19 million, or 18%, compared to the year-ago quarter, primarily driven by other noninterest income from MB Financial. Compared to the prior quarter, other noninterest income excluding this item increased $7 million, or 6%, reflecting higher private equity investment income.

Noninterest Expense
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2019	2019	2018	Seq	Yr/Yr
Noninterest Expense
Compensation and benefits	$584	$641	$503	(9%)	16%
Net occupancy expense	84	88	70	(5%)	20%
Technology and communications	100	136	71	(26%)	41%
Equipment expense	33	33	31	-	6%
Card and processing expense	33	34	31	(3%)	6%
Intangible amortization expense	14	14	2	-	NM
Other noninterest expense	311	297	264	5%	18%
Total noninterest expense	$1,159	$1,243	$972	(7%)	19%

Impacts of Merger-Related Expenses

($ in millions)	For the Three Months Ended
	September	June	September
	2019	2019	2018
Merger-Related Expenses
Compensation and benefits	$14	$41	$-
Net occupancy expense	3	6	-
Technology and communications	8	49	-
Equipment expense	-	1	-
Card and processing expense	-	1	-
Intangible amortization expense	-	-	-
Other noninterest expense	3	11	1
Total merger-related expenses	$28	$109	$1

Noninterest Expense excluding Merger-Related Expenses(a)
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2019	2019	2018	Seq	Yr/Yr
Noninterest Expense excluding Merger-Related Expenses
Compensation and benefits	$570	$600	$503	(5%)	13%
Net occupancy expense	81	82	70	(1%)	16%
Technology and communications	92	87	71	6%	30%
Equipment expense	33	32	31	3%	6%
Card and processing expense	33	33	31	-	6%
Intangible amortization expense	14	14	2	-	NM
Other noninterest expense	308	286	263	8%	17%
Total noninterest expense excluding merger-related expenses	$1,131	$1,134	$971	-	16%

Compared to the year-ago quarter, reported noninterest expense increased $187 million, or 19%, impacted by the expenses associated with the MB Financial acquisition. Excluding the merger-related expenses and the intangible amortization expense noted in the table above, noninterest expense increased $148 million, or 15%, reflecting the ongoing expenses from the MB Financial acquisition, including elevated other noninterest expense associated with operating lease expense, as well as continued technology investments. The growth was partially offset by the elimination of the FDIC surcharge.

Compared to the prior quarter, reported noninterest expense decreased $84 million, or 7%, and was impacted by lower merger-related expenses, partially offset by elevated other noninterest expense. Excluding the merger-related expenses and the aforementioned intangible amortization expense, noninterest expense decreased $3 million, driven by lower compensation and benefits partially offset by higher other noninterest expense.

Average Interest-Earning Assets

($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2019	2019	2018	Seq	Yr/Yr
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$51,241	$52,078	$42,494	(2%)	21%
Commercial mortgage loans	10,692	10,632	6,635	1%	61%
Commercial construction loans	5,267	5,248	4,870	-	8%
Commercial leases	3,562	3,809	3,738	(6%)	(5%)
Total commercial loans and leases	$70,762	$71,767	$57,737	(1%)	23%
Consumer loans:
Residential mortgage loans	$16,736	$16,804	$15,598	-	7%
Home equity	6,267	6,376	6,529	(2%)	(4%)
Indirect secured consumer loans	10,707	10,190	8,969	5%	19%
Credit card	2,448	2,408	2,299	2%	6%
Other consumer loans	2,621	2,550	2,060	3%	27%
Total consumer loans	$38,779	$38,328	$35,455	1%	9%
Total average portfolio loans and leases	$109,541	$110,095	$93,192	(1%)	18%

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$127	$113	$157	12%	(19%)
Consumer loans held for sale	998	785	628	27%	59%
Total average loans and leases held for sale	$1,125	$898	$785	25%	43%

Securities and other short-term investments	$38,188	$37,797	$34,822	1%	10%
Total average interest-earning assets	$148,854	$148,790	$128,799	-	16%

Compared to the year-ago quarter, average total portfolio loans and leases increased 18%, reflecting the impact of the MB Financial acquisition. Average commercial portfolio loans and leases increased 23%, reflecting the impact of MB Financial as well as higher commercial and industrial (C&I) and commercial mortgage loans, partially offset by a decline in commercial leases. Average consumer portfolio loans increased 9%, reflecting the impact of MB Financial as well as growth in indirect secured consumer loans and other consumer loans.

Compared to the prior quarter, average total portfolio loans and leases decreased 1%, primarily driven by a decline in C&I loans and commercial leases, partially offset by an increase in indirect secured consumer loans. Average commercial portfolio loans and leases decreased 1%, primarily driven by a decline in C&I loans and commercial leases. Average consumer portfolio loans increased 1%, reflecting growth in indirect secured consumer loans and other consumer loans, partially offset by a decline in home equity loans.

Period end commercial line utilization was 36%, compared to 35% in the year-ago quarter and 37% in the prior quarter.

Average securities and other short-term investments were $38.2 billion compared to $34.8 billion in the year-ago quarter and $37.8 billion in the prior quarter. Average available-for-sale debt and other securities of $34.8 billion increased 7% compared to the year-ago quarter and remained flat compared to the prior quarter.

Average Deposits

($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2019	2019	2018	Seq	Yr/Yr
Average Deposits
Demand	$35,223	$35,818	$32,333	(2%)	9%
Interest checking	37,729	36,514	29,681	3%	27%
Savings	14,405	14,418	13,231	-	9%
Money market	26,962	25,934	21,753	4%	24%
Foreign office(g)	222	163	317	36%	(30%)
Total transaction deposits	$114,541	$112,847	$97,315	2%	18%
Other time	5,823	5,678	4,177	3%	39%
Total core deposits	$120,364	$118,525	$101,492	2%	19%
Certificates - $100,000 and over	4,795	5,780	2,596	(17%)	85%
Other deposits	47	40	578	18%	(92%)
Total average deposits	$125,206	$124,345	$104,666	1%	20%

Compared to the year-ago quarter, average core deposits increased 19%, reflecting the impact of the MB Financial acquisition. Average core deposit growth was driven by an increase in interest checking, money market, and demand deposits. The increases were partially offset by lower foreign office deposits. Average commercial transaction deposits increased 26% and average consumer transaction deposits increased 11%.

Compared to the prior quarter, average core deposits increased 2%, primarily driven by higher interest checking and money market deposits, partially offset by a decline in demand deposits. Average demand deposits represented 29% of total core deposits in the third quarter of 2019, down from 30% in the prior quarter. Average commercial transaction deposits increased 4%, and average consumer transaction deposits decreased 1%.

Average Wholesale Funding
($ in millions)	For the Three Months Ended			% Change
	September	June	September
	2019	2019	2018	Seq	Yr/Yr
Average Wholesale Funding
Certificates - $100,000 and over	$4,795	$5,780	$2,596	(17%)	85%
Other deposits	47	40	578	18%	(92%)
Federal funds purchased	739	1,151	1,987	(36%)	(63%)
Other short-term borrowings	1,278	1,119	1,018	14%	26%
Long-term debt	15,633	15,543	14,434	1%	8%
Total average wholesale funding	$22,492	$23,633	$20,613	(5%)	9%

Compared to the year-ago quarter, average wholesale funding increased 9% driven by growth in jumbo CD balances and long-term debt balances associated with the acquisition of MB Financial, partially offset by a decrease in federal funds borrowings. Compared to the prior quarter, average wholesale funding decreased 5% reflecting a decrease in jumbo CD balances and federal funds borrowings, partially offset by an increase in other short-term debt.

Credit Quality Summary
($ in millions)	For the Three Months Ended
	September	June	March	December	September
	2019	2019	2019	2018	2018

Total nonaccrual portfolio loans and leases (NPLs)	$482	$521	$450	$348	$403
Repossessed property	9	8	11	10	8
OREO	28	31	37	37	37
Total nonperforming portfolio assets (NPAs)	$519	$560	$498	$395	$448

NPL ratio(h)	0.44%	0.48%	0.41%	0.37%	0.43%
NPA ratio(c)	0.47%	0.51%	0.45%	0.41%	0.48%

Total loans and leases 30-89 days past due (accrual)	402	383	322	297	270
Total loans and leases 90 days past due (accrual)	132	128	132	93	87

Allowance for loan and lease losses, beginning	$1,115	$1,115	$1,103	$1,091	$1,077
Total net losses charged-off	(99)	(78)	(77)	(83)	(72)
Provision for loan and lease losses	127	78	89	95	86
Allowance for loan and lease losses, ending	$1,143	$1,115	$1,115	$1,103	$1,091

Reserve for unfunded commitments, beginning	$147	$133	$131	$129	$131
Reserve for acquired commitments	-	7	1	-	-
Provision for (benefit from) the reserve for unfunded commitments	7	7	1	2	(2)
Reserve for unfunded commitments, ending	$154	$147	$133	$131	$129

Total allowance for credit losses	$1,297	$1,262	$1,248	$1,234	$1,220

Allowance for loan and lease losses ratios
As a percent of portfolio loans and leases	1.04%	1.02%	1.02%	1.16%	1.17%
As a percent of nonperforming portfolio loans and leases	237%	214%	248%	317%	270%
As a percent of nonperforming portfolio assets	221%	199%	224%	279%	243%

Total losses charged-off	$(130)	$(119)	$(108)	$(116)	$(112)
Total recoveries of losses previously charged-off	31	41	31	33	40
Total net losses charged-off	$(99)	$(78)	$(77)	$(83)	$(72)

Net charge-off ratio (NCO ratio)(b)	0.36%	0.29%	0.32%	0.35%	0.30%
Commercial NCO ratio	0.18%	0.13%	0.11%	0.19%	0.19%
Consumer NCO ratio	0.68%	0.59%	0.68%	0.61%	0.50%

Compared to the year-ago quarter, NPLs increased $79 million, or 20%, with the resulting NPL ratio of 0.44% increasing 1 bp. NPAs increased $71 million, or 16%, with the resulting NPA ratio of 0.47% decreasing 1 bp. Compared to the prior quarter, NPLs decreased $39 million, or 7%, with the resulting NPL ratio decreasing 4 bps. NPAs decreased $41 million, or 7%, with the resulting NPA ratio decreasing 4 bps.

The provision for loan and lease losses totaled $127 million in the current quarter compared to $86 million in the year-ago quarter and $78 million in the prior quarter. The resulting allowance for loan and lease losses ratio represented 1.04% of total portfolio loans and leases outstanding in the current quarter, compared with 1.17% in the year-ago quarter and 1.02% in the prior quarter. The allowance for loan and lease losses represented 237% of nonperforming portfolio loans and leases and 221% of nonperforming portfolio assets in the current quarter.

Net charge-offs totaled $99 million in the current quarter compared to $72 million in the year-ago quarter and $78 million in the prior quarter. The resulting NCO ratio of 0.36% in the current quarter increased 6 bps compared to the year-ago quarter and increased 7 bps compared to the prior quarter.

Capital and Liquidity Position
	For the Three Months Ended
	September	June	March	December	September
	2019	2019	2019	2018	2018
Capital Position
Average total Bancorp shareholders’ equity as a percent of average assets	12.43%	12.02%	11.43%	10.95%	11.29%
Tangible equity(a)	9.29%	9.09%	9.03%	9.63%	9.97%
Tangible common equity (excluding AOCI)(a)	8.21%	8.27%	8.21%	8.71%	9.02%
Tangible common equity (including AOCI)(a)	9.09%	8.91%	8.44%	8.64%	8.53%

Regulatory Capital and Liquidity Ratios(e)
CET1 capital(d)	9.56%	9.57%	9.60%	10.24%	10.67%
Tier I risk-based capital(d)	10.81%	10.62%	10.67%	11.32%	11.78%
Total risk-based capital(d)	13.69%	13.53%	13.57%	14.48%	14.94%
Tier I leverage	9.36%	9.24%	10.32%	9.72%	10.10%
Modified liquidity coverage ratio (LCR)	116%	119%	113%	128%	119%

Capital ratios remained strong during the quarter. The CET1 capital ratio was 9.56%, the tangible common equity to tangible assets ratio was 8.21% excluding AOCI, and 9.09% including AOCI. The Tier I risk-based capital ratio was 10.81%, the Total risk-based capital ratio was 13.69%, and the Tier I leverage ratio was 9.36%.

Fifth Third completed multiple share repurchases during the quarter totaling $350 million, including approximately $50 million of its outstanding common stock (approximately 1.7 million shares) through the open market, which settled between July 31, 2019 and August 1, 2019. Below is a summary of the remaining share repurchases.

●

On August 7, 2019, Fifth Third initially settled a share repurchase agreement whereby Fifth Third would purchase $100 million of its outstanding stock. The initial settlement reduced third quarter common shares outstanding by 3.1 million shares. On August 16, 2019, Fifth Third settled the forward contract, which resulted in an additional 0.7 million shares repurchased in connection with the completion of this agreement.

●

On August 9, 2019, Fifth Third initially settled a share repurchase agreement whereby Fifth Third would purchase $200 million of its outstanding stock in two $100 million tranches. The initial settlement reduced third quarter common shares outstanding by 6.4 million shares. On August 28, 2019, Fifth Third settled both tranches from the forward contract. An additional 1.5 million shares were repurchased in connection with the completion of this agreement.

Based on the transactions noted above, common shares outstanding decreased by approximately 13.4 million shares, or 1.8%, in the third quarter of 2019 from the second quarter of 2019.

Fifth Third issued $250 million of 4.95% fixed rate non-cumulative perpetual preferred stock (Series K preferred stock) for net proceeds of $242 million on September 17, 2019.

Tax Rate

The effective tax rate was 20.2% compared with 20.7% in the year-ago quarter and 21.5% in the prior quarter. The current quarter tax rate was impacted by a $7 million tax benefit associated with certain commercial lease terminations.

Other

On September 10, 2019, Fifth Third Bank received approval from the Office of the Comptroller of the Currency (“OCC”) to convert from an Ohio state-chartered bank to a national bank.

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of September 30, 2019, the Company had $171 billion in assets and operates 1,143 full-service Banking Centers, and 2,487 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to approximately 53,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2019, had $397 billion in assets under care, of which it managed $46 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

Earnings Release End Notes

(a)	Non-GAAP measure; see discussion of non-GAAP and Reg. G reconciliation beginning on page 18.

(b)	Net losses charged-off as a percent of average portfolio loans and leases.

(c)	Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO.

(d)

Under the U.S. banking agencies’ Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated according to the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.

(e)	Current period regulatory capital and liquidity ratios are estimated.

(f)	Assumes a 23% tax rate, except for merger-related expenses which were impacted by certain non-deductible items.

(g)	Includes commercial customer Eurodollar sweep balances for which the Bank pays rates comparable to other commercial deposit accounts.

(h)	Nonperforming portfolio loans and leases as a percent of portfolio loans and leases and OREO.

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our Quarterly Reports on Form 10-Q. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this document.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) deteriorating credit quality; (2) loan concentration by location or industry of borrowers or collateral; (3) problems encountered by other financial institutions; (4) inadequate sources of funding or liquidity; (5) unfavorable actions of rating agencies; (6) inability to maintain or grow deposits; (7) limitations on the ability to receive dividends from subsidiaries; (8) cyber-security risks; (9) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (10) failures by third-party service providers; (11) inability to manage strategic initiatives and/or organizational changes; (12) inability to implement technology system enhancements; (13) failure of internal controls and other risk management systems; (14) losses related to fraud, theft or violence; (15) inability to attract and retain skilled personnel; (16) adverse impacts of government regulation; (17) governmental or regulatory changes or other actions; (18) failures to meet applicable capital requirements; (19) regulatory objections to Fifth Third’s capital plan; (20) regulation of Fifth Third’s derivatives activities; (21) deposit insurance premiums; (22) assessments for the orderly liquidation fund; (23) replacement of LIBOR; (24) weakness in the national or local economies; (25) global political and economic uncertainty or negative actions; (26) changes in interest rates; (27) changes and trends in capital markets; (28) fluctuation of Fifth Third’s stock price; (29) volatility in mortgage banking revenue; (30) litigation, investigations, and enforcement proceedings by governmental authorities; (31) breaches of contractual covenants, representations and warranties; (32) competition and changes in the financial services industry; (33) changing retail distribution strategies, customer preferences and behavior; (34) risks relating to Fifth Third’s ability to realize anticipated benefits of the merger with MB Financial, Inc.; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events or other natural disasters; and (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended			% Change		Year to Date		% Change
(unaudited)	September	June	September			September	September
	2019	2019	2018	Seq	Yr/Yr	2019	2018	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,320	$1,336	$1,040	(1%)	27%	$3,799	$2,975	28%
Interest on securities	291	290	269	-	8%	862	798	8%
Interest on other short-term investments	14	10	6	40%	133%	33	17	94%
Total interest income	1,625	1,636	1,315	(1%)	24%	4,694	3,790	24%

Interest Expense
Interest on deposits	243	243	144	-	69%	692	359	93%
Interest on federal funds purchased	4	8	10	(50%)	(60%)	23	17	35%
Interest on other short-term borrowings	8	9	6	(11%)	33%	23	25	(8%)
Interest on long-term debt	128	131	112	(2%)	14%	387	330	17%
Total interest expense	383	391	272	(2%)	41%	1,125	731	54%

Net Interest Income	1,242	1,245	1,043	-	19%	3,569	3,059	17%

Provision for credit losses	134	85	84	58%	60%	310	111	179%
Net Interest Income After Provision for Credit Losses	1,108	1,160	959	(4%)	16%	3,259	2,948	11%

Noninterest Income
Service charges on deposits	143	143	139	-	3%	417	414	1%
Corporate banking revenue	168	137	100	23%	68%	417	308	35%
Mortgage banking net revenue	95	63	49	51%	94%	214	158	35%
Wealth and asset management revenue	124	122	114	2%	9%	358	335	7%
Card and processing revenue	94	92	82	2%	15%	266	245	9%
Other noninterest income	111	93	86	19%	29%	794	794	-
Securities gains (losses), net	5	8	(6)	(38%)	NM	30	(21)	NM
Securities gains (losses), net - non-qualifying hedges on mortgage servicing rights	-	2	(1)	(100%)	NM	5	(18)	NM
Total noninterest income	740	660	563	12%	31%	2,501	2,215	13%

Noninterest Expense
Compensation and benefits	584	641	503	(9%)	16%	1,843	1,609	15%
Net occupancy expense	84	88	70	(5%)	20%	248	219	13%
Technology and communications	100	136	71	(26%)	41%	319	206	55%
Equipment expense	33	33	31	-	6%	96	92	4%
Card and processing expense	33	34	31	(3%)	6%	98	91	8%
Other noninterest expense	325	311	266	5%	22%	895	767	17%
Total noninterest expense	1,159	1,243	972	(7%)	19%	3,499	2,984	17%
Income Before Income Taxes	689	577	550	19%	25%	2,261	2,179	4%
Applicable income tax expense	140	124	114	13%	23%	483	442	9%
Net Income	549	453	436	21%	26%	1,778	1,737	2%
Less: Net income attributable to noncontrolling interests	-	-	-	NM	NM	-	-	NM
Net Income Attributable to Bancorp	549	453	436	21%	26%	1,778	1,737	2%
Dividends on preferred stock	19	26	15	(27%)	27%	60	52	15%
Net Income Available to Common Shareholders	$530	$427	$421	24%	26%	$1,718	$1,685	2%

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2019	2019	2019	2018	2018
Interest Income
Interest and fees on loans and leases	$1,320	$1,336	$1,143	$1,104	$1,040
Interest on securities	291	290	281	282	269
Interest on other short-term investments	14	10	9	7	6
Total interest income	1,625	1,636	1,433	1,393	1,315

Interest Expense
Interest on deposits	243	243	205	179	144
Interest on federal funds purchased	4	8	12	13	10
Interest on other short-term borrowings	8	9	6	4	6
Interest on long-term debt	128	131	128	116	112
Total interest expense	383	391	351	312	272

Net Interest Income	1,242	1,245	1,082	1,081	1,043

Provision for credit losses	134	85	90	97	84
Net Interest Income After Provision for Credit Losses	1,108	1,160	992	984	959

Noninterest Income
Service charges on deposits	143	143	131	135	139
Corporate banking revenue	168	137	112	130	100
Mortgage banking net revenue	95	63	56	54	49
Wealth and asset management revenue	124	122	112	109	114
Card and processing revenue	94	92	79	84	82
Other noninterest income	111	93	592	93	86
Securities gains (losses), net	5	8	16	(32)	(6)
Securities gains (losses), net - non-qualifying hedges on mortgage servicing rights	-	2	3	2	(1)
Total noninterest income	740	660	1,101	575	563

Noninterest Expense
Compensation and benefits	584	641	610	506	503
Net occupancy expense	84	88	75	73	70
Technology and communications	100	136	83	79	71
Equipment expense	33	33	30	31	31
Card and processing expense	33	34	31	33	31
Other noninterest expense	325	311	268	253	266
Total noninterest expense	1,159	1,243	1,097	975	972
Income Before Income Taxes	689	577	996	584	550
Applicable income tax expense	140	124	221	129	114
Net Income	549	453	775	455	436
Less: Net income attributable to noncontrolling interests	-	-	-	-	-
Net Income Attributable to Bancorp	549	453	775	455	436
Dividends on preferred stock	19	26	15	23	15
Net Income Available to Common Shareholders	$530	$427	$760	$432	$421

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of			% Change
(unaudited)	September	June	September
	2019	2019	2018	Seq	Yr/Yr
Assets
Cash and due from banks	$3,261	$2,764	$2,100	18%	55%
Other short-term investments	3,235	3,357	1,429	(4%)	126%
Available-for-sale debt and other securities(a)	37,178	35,753	31,808	4%	17%
Held-to-maturity securities(b)	18	21	18	(14%)	-
Trading debt securities	297	322	269	(8%)	10%
Equity securities	459	485	500	(5%)	(8%)
Loans and leases held for sale	1,223	1,205	663	1%	84%
Portfolio loans and leases:
Commercial and industrial loans	50,768	51,104	42,631	(1%)	19%
Commercial mortgage loans	10,822	10,717	6,695	1%	62%
Commercial construction loans	5,281	5,264	4,892	-	8%
Commercial leases	3,495	3,677	3,697	(5%)	(5%)
Total commercial loans and leases	70,366	70,762	57,915	(1%)	21%
Residential mortgage loans	16,675	16,777	15,585	(1%)	7%
Home equity	6,218	6,325	6,485	(2%)	(4%)
Indirect secured consumer loans	11,026	10,403	9,002	6%	22%
Credit card	2,467	2,436	2,325	1%	6%
Other consumer loans	2,657	2,580	2,131	3%	25%
Total consumer loans	39,043	38,521	35,528	1%	10%
Portfolio loans and leases	109,409	109,283	93,443	-	17%
Allowance for loan and lease losses	(1,143)	(1,115)	(1,091)	3%	5%
Portfolio loans and leases, net	108,266	108,168	92,352	-	17%
Bank premises and equipment	2,053	2,074	1,896	(1%)	8%
Operating lease equipment	869	894	546	(3%)	59%
Goodwill	4,290	4,284	2,462	-	74%
Intangible assets	201	215	28	(7%)	618%
Servicing rights	910	1,039	1,010	(12%)	(10%)
Other assets	8,819	8,221	6,509	7%	35%
Total Assets	$171,079	$168,802	$141,590	1%	21%

Liabilities
Deposits:
Demand	$35,893	$35,589	$31,803	1%	13%
Interest checking	36,965	37,491	30,288	(1%)	22%
Savings	14,354	14,484	13,027	(1%)	10%
Money market	27,370	26,465	21,977	3%	25%
Foreign office	226	175	298	29%	(24%)
Other time	5,662	5,759	4,249	(2%)	33%
Certificates $100,000 and over	4,377	5,429	2,700	(19%)	62%
Other deposits	500	-	-	NM	NM
Total deposits	125,347	125,392	104,342	-	20%
Federal funds purchased	876	179	2,316	389%	(62%)
Other short-term borrowings	4,046	957	1,114	323%	263%
Accrued taxes, interest and expenses	2,507	2,397	1,209	5%	107%
Other liabilities	2,425	3,422	2,448	(29%)	(1%)
Long-term debt	14,474	15,784	14,460	(8%)	-
Total Liabilities	149,675	148,131	125,889	1%	19%
Equity
Common stock(c)	2,051	2,051	2,051	-	-
Preferred stock	1,770	1,331	1,331	33%	33%
Capital surplus	3,589	3,572	2,856	-	26%
Retained earnings	17,786	17,431	16,291	2%	9%
Accumulated other comprehensive income (loss)	1,635	1,178	(775)	39%	(311%)
Treasury stock	(5,427)	(5,089)	(6,073)	7%	(11%)
Total Bancorp shareholders’ equity	21,404	20,474	15,681	5%	36%
Noncontrolling interests	-	197	20	(100%)	(100%)
Total Equity	21,404	20,671	15,701	4%	36%
Total Liabilities and Equity	$171,079	$168,802	$141,590	1%	21%
(a) Amortized cost	$35,662	$34,731	$32,707	3%	9%
(b) Market values	18	21	18	(14%)	-
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	-	-
Outstanding, excluding treasury	718,583	731,474	661,373	(2%)	9%
Treasury	205,309	192,419	262,520	7%	(22%)

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of
(unaudited)	September	June	March	December	September
	2019	2019	2019	2018	2018
Assets
Cash and due from banks	$3,261	$2,764	$2,749	$2,681	$2,100
Other short-term investments	3,235	3,357	3,556	1,825	1,429
Available-for-sale debt and other securities(a)	37,178	35,753	35,048	32,830	31,808
Held-to-maturity securities(b)	18	21	21	18	18
Trading debt securities	297	322	325	287	269
Equity securities	459	485	426	452	500
Loans and leases held for sale	1,223	1,205	692	607	663
Portfolio loans and leases:
Commercial and industrial loans	50,768	51,104	51,862	44,340	42,631
Commercial mortgage loans	10,822	10,717	10,686	6,974	6,695
Commercial construction loans	5,281	5,264	5,231	4,657	4,892
Commercial leases	3,495	3,677	3,909	3,600	3,697
Total commercial loans and leases	70,366	70,762	71,688	59,571	57,915
Residential mortgage loans	16,675	16,777	16,811	15,504	15,585
Home equity	6,218	6,325	6,435	6,402	6,485
Indirect secured consumer loans	11,026	10,403	10,031	8,976	9,002
Credit card	2,467	2,436	2,388	2,470	2,325
Other consumer loans	2,657	2,580	2,489	2,342	2,131
Total consumer loans	39,043	38,521	38,154	35,694	35,528
Portfolio loans and leases	109,409	109,283	109,842	95,265	93,443
Allowance for loan and lease losses	(1,143)	(1,115)	(1,115)	(1,103)	(1,091)
Portfolio loans and leases, net	108,266	108,168	108,727	94,162	92,352
Bank premises and equipment	2,053	2,074	2,092	1,861	1,896
Operating lease equipment	869	894	908	518	546
Goodwill	4,290	4,284	4,321	2,478	2,462
Intangible assets	201	215	218	40	28
Servicing rights	910	1,039	1,141	938	1,010
Other assets	8,819	8,221	7,629	7,372	6,509
Total Assets	$171,079	$168,802	$167,853	$146,069	$141,590

Liabilities
Deposits:
Demand	$35,893	$35,589	$35,963	$32,116	$31,803
Interest checking	36,965	37,491	35,746	34,058	30,288
Savings	14,354	14,484	14,451	12,907	13,027
Money market	27,370	26,465	25,942	22,597	21,977
Foreign office	226	175	154	240	298
Other time	5,662	5,759	5,539	4,490	4,249
Certificates $100,000 and over	4,377	5,429	5,569	2,427	2,700
Other deposits	500	-	300	-	-
Total deposits	125,347	125,392	123,664	108,835	104,342
Federal funds purchased	876	179	2,630	1,925	2,316
Other short-term borrowings	4,046	957	1,329	573	1,114
Accrued taxes, interest and expenses	2,507	2,397	2,242	1,562	1,209
Other liabilities	2,425	3,422	2,661	2,498	2,448
Long-term debt	14,474	15,784	15,483	14,426	14,460
Total Liabilities	149,675	148,131	148,009	129,819	125,889
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	1,770	1,331	1,331	1,331	1,331
Capital surplus	3,589	3,572	3,444	2,873	2,856
Retained earnings	17,786	17,431	17,184	16,578	16,291
Accumulated other comprehensive income (loss)	1,635	1,178	409	(112)	(775)
Treasury stock	(5,427)	(5,089)	(4,772)	(6,471)	(6,073)
Total Bancorp shareholders’ equity	21,404	20,474	19,647	16,250	15,681
Noncontrolling interests	-	197	197	-	20
Total Equity	21,404	20,671	19,844	16,250	15,701
Total Liabilities and Equity	$171,079	$168,802	$167,853	$146,069	$141,590
(a) Amortized cost	$35,662	$34,731	$34,784	$33,128	$32,707
(b) Market values	18	21	21	18	18
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	718,583	731,474	739,406	646,631	661,373
Treasury	205,309	192,419	184,486	277,262	262,520

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Changes in Equity
$ in millions	For the Three Months Ended		Year to Date
(unaudited)	September	September	September	September
	2019	2018	2019	2018
Total Equity, Beginning	$20,671	$16,100	$16,250	$16,220
Net income attributable to Bancorp	549	436	1,778	1,737
Other comprehensive income, net of tax:
Change in unrealized gains (losses):
Available-for-sale securities	377	(207)	1,385	(827)
Qualifying cash flow hedges	79	(17)	359	(22)
Change in accumulated other comprehensive income related to employee benefit plans	1	1	3	3
Comprehensive income	1,006	213	3,525	891
Cash dividends declared:
Common stock	(175)	(121)	(518)	(355)
Preferred stock	(19)	(15)	(60)	(52)
Issuance of preferred stock	439	-	439	-
Impact of stock transactions under stock compensation plans, net	24	24	59	46
Shares acquired for treasury	(350)	(500)	(1,463)	(1,053)
Impact of MB Financial, Inc. acquisition	-	-	3,159	-
Noncontrolling interest	(197)	-	-	-
Other	5	-	3	-
Impact of cumulative effect of change in account principles	-	-	10	4
Total Equity, Ending	$21,404	$15,701	$21,404	$15,701

Fifth Third Bancorp and Subsidiaries
Regulatory Capital
$ in millions	As of
(unaudited)	September	June	March	December	September
	2019(a)	2019	2019	2018	2018
Regulatory Capital
CET1 capital	$13,568	$13,532	$13,430	$12,534	$12,809
Additional tier I capital	1,769	1,493	1,493	1,330	1,331
Tier I capital	15,337	15,025	14,923	13,864	14,140
Tier II capital	4,085	4,111	4,048	3,859	3,792
Total regulatory capital	$19,422	$19,136	$18,971	$17,723	$17,932
Risk-weighted assets(b)	$141,880	$141,421	$139,844	$122,432	$120,002

Ratios
Average total Bancorp shareholders’ equity as a percent of average assets	12.43%	12.02%	11.43%	10.95%	11.29%

Regulatory Capital Ratios
Fifth Third Bancorp
CET1 capital(b)	9.56%	9.57%	9.60%	10.24%	10.67%
Tier I risk-based capital(b)	10.81%	10.62%	10.67%	11.32%	11.78%
Total risk-based capital(b)	13.69%	13.53%	13.57%	14.48%	14.94%
Tier I leverage	9.36%	9.24%	10.32%	9.72%	10.10%

Fifth Third Bank
Tier I risk-based capital(b)	11.79%	11.67%	12.22%	11.93%	12.27%
Total risk-based capital(b)	13.38%	13.23%	13.86%	13.57%	13.94%
Tier I leverage	10.26%	10.59%	10.49%	10.27%	10.56%
(a)	Current period regulatory capital data and ratios are estimated.
(b)

Under the U.S. banking agencies’ Basel III Final Rule, assets and credit equivalent amounts of off-balance sheet exposures are calculated according to the standardized approach for risk-weighted assets. The resulting values are added together resulting in the Bancorp’s total risk-weighted assets.

Use of Non-GAAP Financial Measures

In addition to GAAP measures, management considers various Non-GAAP measures when evaluating the performance of the business, including: “net interest income (FTE),” “interest income (FTE),” “net interest margin (FTE),” “net interest rate spread (FTE),” “income before income taxes (FTE),” “tangible net income available to common shareholders,” “average tangible common equity,” “return on average tangible common equity,” “tangible common equity (excluding AOCI),” “tangible common equity (including AOCI),” “tangible equity,” “tangible book value per share,” “adjusted noninterest income,” “adjusted noninterest expense,” “pre-provision net revenue,” “adjusted efficiency ratio,” “adjusted return on average common equity,” “adjusted return on average tangible common equity,” “adjusted return on average tangible common equity, excluding accumulated other comprehensive income,” “adjusted net interest margin,” “adjusted pre-provision net revenue,” “adjusted return on average assets,” “efficiency ratio (FTE),” “total revenue (FTE),” and certain ratios derived from these measures. The Bancorp believes these non-GAAP measures provide useful information to investors because these are among the measures used by the Fifth Third management team to evaluate operating performance and make day-to-day operating decisions.

The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income and net interest margin as they provide a relevant comparison between taxable and non-taxable amounts.

The Bancorp believes tangible net income available to common shareholders, average tangible common equity, tangible common equity (excluding AOCI), tangible common equity (including AOCI), tangible equity, tangible book value per share and return on average tangible common equity are important measures for evaluating the performance of the business without the impacts of intangible items, whether acquired or created internally, compared to other companies in the industry who present similar measures.

The Bancorp believes noninterest income, noninterest expense, net interest income, net interest margin, pre-provision net revenue, efficiency ratio, return on average common equity, return on average tangible common equity, and return on average assets are important measures that adjust for significant, unusual, or large transactions that may occur in a reporting period which management does not consider indicative of on-going financial performance and enhances comparability of results with prior periods.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity and tangible common equity (including and excluding AOCI), in addition to capital ratios defined by the U.S. banking agencies. These calculations are intended to complement the capital ratios defined by the U.S. banking agencies for both absolute and comparative purposes. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be Non-GAAP financial measures. Management believes that providing the tangible common equity ratio excluding AOCI on certain assets and liabilities enables investors and others to assess the Bancorp’s use of equity without the effects of changes in AOCI some of which are uncertain and providing the tangible common equity ratio including AOCI enables investors and others to assess the Bancorp’s use of equity if components of AOCI, such as unrealized gains or losses, were to be monetized.

Please note that although Non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see Reg. G reconciliations of all historical Non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

Fifth Third Bancorp and Subsidiaries
Regulation G Non-GAAP Reconciliation
$ and shares in millions	For the Three Months Ended
(unaudited)	September	June	March	December	September
	2019	2019	2019	2018	2018
Net interest income	$1,242	$1,245	$1,082	$1,081	$1,043
Add: Taxable equivalent adjustment	4	5	4	4	4
Net interest income (FTE) (a)	1,246	1,250	1,086	1,085	1,047

Net interest income (annualized) (b)	4,928	4,994	4,388	4,289	4,138
Net interest income (FTE) (annualized) (c)	4,943	5,014	4,404	4,305	4,154

Net interest income (FTE)	1,246	1,250	1,086	1,085	1,047
Less: Net interest income impact from purchase accounting accretion	28	18	1	-	-
Adjusted net interest income (FTE) (d)	1,218	1,232	1,085	1,085	1,047
Adjusted net interest income (FTE) (annualized) (e)	4,832	4,942	4,400	4,305	4,154

Interest income	1,625	1,636	1,433	1,393	1,315
Add: Taxable equivalent adjustment	4	5	4	4	4
Interest income (FTE)	1,629	1,641	1,437	1,397	1,319
Interest income (FTE) (annualized) (f)	6,463	6,582	5,828	5,542	5,233

Interest expense (annualized) (g)	1,520	1,568	1,424	1,238	1,079
Average interest-earning assets (h)	148,854	148,790	134,463	131,072	128,799
Average interest-bearing liabilities (i)	107,633	106,340	97,137	93,176	89,772

Net interest margin (b) / (h)	3.31%	3.36%	3.26%	3.27%	3.21%
Net interest margin (FTE) (c) / (h)	3.32%	3.37%	3.28%	3.29%	3.23%
Adjusted net interest margin (e) / (h)	3.25%	3.32%	3.28%	3.29%	3.23%
Net interest rate spread (FTE) (f) / (h) - (g) / (i)	2.93%	2.95%	2.87%	2.90%	2.87%

Income before income taxes	$689	$577	$996	$584	$550
Add: Taxable equivalent adjustment	4	5	4	4	4
Income before income taxes (FTE)	$693	$582	$1,000	$588	$554

Net income available to common shareholders	$530	$427	$760	$432	$421
Add: Intangible amortization, net of tax	11	11	2	1	1
Tangible net income available to common shareholders (j)	541	438	762	433	422
Tangible net income available to common shareholders (annualized) (k)	2,146	1,757	3,090	1,718	1,674

Average Bancorp shareholders’ equity	21,087	20,135	17,025	15,794	15,994
Less: Average preferred stock	(1,445)	(1,331)	(1,331)	(1,331)	(1,331)
Average goodwill	(4,286)	(4,301)	(2,682)	(2,468)	(2,462)
Average intangible assets	(208)	(215)	(58)	(32)	(29)
Average tangible common equity, including accumulated other comprehensive income (“AOCI”) (l)	15,148	14,288	12,954	11,963	12,172
Less: Average AOCI	(1,444)	(619)	-	719	610
Average tangible common equity, excluding AOCI (m)	13,704	13,669	12,954	12,682	12,782

Total Bancorp shareholders’ equity	21,404	20,474	19,647	16,250	15,681
Less: Preferred stock	(1,770)	(1,331)	(1,331)	(1,331)	(1,331)
Goodwill	(4,290)	(4,284)	(4,321)	(2,478)	(2,462)
Intangible assets	(201)	(215)	(218)	(40)	(28)
Tangible common equity, including AOCI (n)	15,143	14,644	13,777	12,401	11,860
Less: AOCI	(1,635)	(1,178)	(409)	112	775
Tangible common equity, excluding AOCI (o)	13,508	13,466	13,368	12,513	12,635
Add: Preferred stock	1,770	1,331	1,331	1,331	1,331
Tangible equity (p)	15,278	14,797	14,699	13,844	13,966

Total assets	171,079	168,802	167,853	146,069	141,590
Less: Goodwill	(4,290)	(4,284)	(4,321)	(2,478)	(2,462)
Intangible assets	(201)	(215)	(218)	(40)	(28)
Tangible assets, including AOCI (q)	166,588	164,303	163,314	143,551	139,100
Less: AOCI, before tax	(2,070)	(1,491)	(518)	142	981
Tangible assets, excluding AOCI (r)	$164,518	$162,812	$162,796	$143,693	$140,081

Common shares outstanding (s)	719	731	739	647	661
Tangible equity (p) / (r)	9.29%	9.09%	9.03%	9.63%	9.97%
Tangible common equity (excluding AOCI) (o) / (r)	8.21%	8.27%	8.21%	8.71%	9.02%
Tangible common equity (including AOCI) (n) / (q)	9.09%	8.91%	8.44%	8.64%	8.53%
Tangible book value per share (n) / (s)	$21.06	$20.03	$18.64	$19.17	$17.94

Fifth Third Bancorp and Subsidiaries
Regulation G Non-GAAP Reconciliation
$ in millions	For the Three Months Ended
(unaudited)	September	June	September
	2019	2019	2018
Net income attributable to Bancorp (t)	$549	$453	$436
Net income attributable to Bancorp (annualized) (u)	2,178	1,817	1,730

Adjustments (pre-tax items)
Merger-related expense	28	109	1
Valuation of Visa total return swap	11	22	17
GreenSky securities losses (gains)	-	-	8
Adjustments, after-tax (v)(a)	30	101	20

Noninterest income (w)	740	660	563
Valuation of Visa total return swap	11	22	17
GreenSky securities losses (gains)	-	-	8
Adjusted noninterest income (x)	751	682	588

Noninterest expense (y)	1,159	1,243	972
Merger-related expense	(28)	(109)	(1)
Adjusted noninterest expense (z)	1,131	1,134	971
Intangible amortization expense	14	14	2
Adjusted noninterest expense excluding intangible amortization expense (aa)	1,117	1,120	969

Adjusted net income attributable to Bancorp (t) + (v)	579	554	456
Adjusted net income attributable to Bancorp (annualized) (ab)	2,297	2,222	1,809

Adjusted tangible net income available to common shareholders (j) + (v)	571	539	442
Adjusted tangible net income available to common shareholders (annualized) (ac)	2,265	2,162	1,754

Average assets (ad)	$169,585	$167,578	$141,654
Return on average tangible common equity (k) / (l)	14.2%	12.3%	13.8%
Adjusted return on average tangible common equity, including AOCI (ac) / (l)	15.0%	15.1%	14.4%
Adjusted return on average tangible common equity, excluding AOCI (ac) / (m)	16.5%	15.8%	13.7%
Return on average assets (u) / (ad)	1.28%	1.08%	1.22%
Adjusted return on average assets (ab) / (ad)	1.35%	1.33%	1.28%
Efficiency ratio (y) / [(a) + (x)]	58.4%	65.1%	60.4%
Adjusted efficiency ratio (aa) / [(d) + (x)]	56.7%	58.5%	59.3%
Total revenue (FTE) (a) + (w)	$1,986	$1,910	$1,610
Pre-provision net revenue (PPNR) (a) + (w) - (y)	$827	$667	$638
Adjusted pre-provision net revenue (PPNR) (d) + (x) - (aa)	$852	$794	$666

(a)	Assumes a 23% tax rate, except for merger-related expenses impacted by certain non-deductible items.